Gran Tierra Energy Inc. Announces 2023 Fourth Quarter & Year-End Results, Including Successfully Meeting 2023 Guidance for Annual Production, Funds Flow From Operations1 and Free Cash Flow1
•Realized 2023 Net Loss of $6 Million ($0.19 per Share, Basic) and 2023 Adjusted EBITDA1 of $399 Million
•Generated 2023 Funds Flow from Operations1 of $277 Million and 2023 Free Cash Flow1 of $58 Million ($1.73 per Share, Basic)
•Met 2023 Production Guidance by Achieving 2023 Average Working Interest Production of 32,647 BOPD, Up 6% from 2022
•Fifth Consecutive Year of 1P Total Company Reserves Growth
•Highest Year-End Total Company Reserves in Company History - 90 MMBOE 1P, 147 MMBOE 2P and 207 MMBOE 3P and Achieved 154% 1P, 242% 2P and 303% 3P Reserves Replacement
•Net Asset Value per Share of $18.79 Before Tax and $10.46 After Tax (PDP), $44.48 Before Tax and $24.06 After Tax (1P), and $79.13 Before Tax and $42.71 After Tax (2P)
•Achieved Company’s Best Safety Performance on Record in 2023

CALGARY, Alberta, February 20, 2024, Gran Tierra Energy Inc. (“Gran Tierra” or the “Company”) (NYSE American:GTE)(TSX:GTE)(LSE:GTE) today announced the Company’s financial and operating results for the fourth quarter (“the Quarter”) and year ended December 31, 2023.2 All dollar amounts are in United States (“U.S.”) dollars and all reserves and production volumes are on an average working interest before royalties (“WI”) basis unless otherwise indicated. Production is expressed in barrels (“bbl”) of oil per day (“bopd”), while reserves are expressed in bbl, bbl of oil equivalent (“boe”) or million boe (“MMBOE”), unless otherwise indicated. Gran Tierra’s 2023 year-end reserves were evaluated by the Company's independent qualified reserves evaluator McDaniel & Associates Consultants Ltd. (“McDaniel”) in a report with an effective date of December 31, 2023 (the “GTE McDaniel Reserves Report”). All reserves values, future net revenue and ancillary information contained in this press release have been prepared by McDaniel and calculated in compliance with Canadian National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities (“NI 51-101”) and the Canadian Oil and Gas Evaluation Handbook (“COGEH”) and derived from the GTE McDaniel Reserves Report, unless otherwise expressly stated. The following reserves categories are discussed in this press release: Proved Developed Producing (“PDP”), Proved (“1P”), 1P plus Probable (“2P”) and 2P plus Possible (“3P”).
FOURTH QUARTER AND FULL-YEAR 2023 OPERATIONAL AND FINANCIAL HIGHLIGHTS
Message to Shareholders
Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented: “We are pleased to announce that Gran Tierra has successfully met its guidance targets for 2023 in terms of annual average production, funds flow from operations1 and free cash flow1. These achievements are a testament to our world class assets while also showcasing our commitment to operational excellence. Our focus on the development of our assets has resulted in solid performance across several key metrics. Furthermore, in 2023, Gran Tierra demonstrated its confidence in the Company's future prospects by repurchasing 6.8% of our outstanding shares through our normal course issuer bid (“NCIB”) program, showing our dedication to long-term shareholder value creation. We are currently trading at a discount to our PDP net asset value per share, so we believe repurchasing shares is a prudent way to return capital to shareholders.
We are particularly excited about the prospects of our 2024 exploration initiatives in Ecuador and Colombia, where we are set to drill between 6 to 9 low-risk, high-impact exploration wells. These prospects are potentially significant catalysts in our commitment to unlock new reserves and drive sustainable growth. With a robust and diverse portfolio of assets, Gran Tierra is poised to capitalize on emerging opportunities and deliver value to all our stakeholders.”
Operational:
•Production:
◦Gran Tierra achieved 2023 average WI production of 32,647 bopd (100% oil), a 6% increase from 2022, as a result of the Company’s successful 2023 development drilling campaigns in Acordionero, Costayaco and Moqueta, in addition to ongoing optimization of the Company’s waterfloods in these three fields and the Suroriente Block.
◦Building on the Company’s successful development drilling in 2023, Gran Tierra expects 2024 production of 32,000-35,000 bopd, as previously forecast. This projected 2024 production increase is expected to result from the Company’s previously forecast 2024 development drilling program of 6-8 wells in Acordionero and 3-5 wells in Costayaco, as well as the startup of development drilling in the Suroriente Block later in the second half of 2024. Gran Tierra also plans to drill 6-9 exploration wells in 2024.
◦The Company’s total current average production for 20243 year-to-date is approximately 32,200 bopd. The current average production for February3 2024 month-to-date is approximately 33,600 bopd and is expected to increase during March 2024 as additional wells are brought on production.
•2023 Year-End Reserves and Values4:

Before Tax (as of December 31, 2023)	Units	1P	2P	3P
Reserves	MMBOE	90	147	207
Net Present Value at 10% Discount (“NPV10”)	$ million	1,945	3,063	4,269
Net Debt[1]	$ million	(511)	(511)	(511)
Net Asset Value (NPV10 less Net Debt) (“NAV”)	$ million	1,434	2,552	3,758
Outstanding Shares[6]	million	32.25	32.25	32.25
NAV per Share	$/share	44.48	79.13	116.56

After Tax (as of December 31, 2023)	Units	1P	2P	3P
Reserves	MMBOE	90	147	207
NPV10	$ million	1,287	1,888	2,552
Net Debt[1]	$ million	(511)	(511)	(511)
NAV	$ million	776	1,377	2,041
Outstanding Shares[6]	million	32.25	32.25	32.25
NAV per Share	$/share	24.06	42.71	63.29

◦As of December 31, 2023, Gran Tierra achieved:
▪Before Tax NAV of $1.4 billion (1P), $2.6 billion (2P), and $3.8 billion (3P)

▪After Tax NAV of $0.8 billion (1P), $1.4 billion (2P), and $2.0 billion (3P)
▪Strong reserves replacement ratios of:
•154% 1P, with 1P reserves additions of 18 MMBOE.
•242% 2P, with 2P reserves additions of 29 MMBOE.
•303% 3P, with 3P reserves additions of 36 MMBOE.
▪NAV per share of $18.79 Before Tax and $10.46 After Tax (PDP), $44.48 Before Tax and $24.06 After Tax (1P), and $79.13 Before Tax and $42.71 After Tax (2P). Gran Tierra’s current share price trades at significant discounts across all of the Company’s NAV per share categories.
▪Meaningful 1P, 2P and 3P reserves additions largely driven by success with development drilling and waterflooding results in the Chaza Block (which contains the Costayaco and Moqueta fields) and the Suroriente Continuation Agreement7.
Financial:
•2023 Net Loss: Gran Tierra realized a net loss of $6.3 million or $0.19 per share (basic and diluted), compared to net income of $139.0 million, or $3.81 per share (basic) and $3.76 per share (diluted) in 2022.
•Return on Average Capital Employed1: The Company achieved a return on average capital employed1 of 15% during 2023.
•2023 Adjusted EBITDA1: The Company realized Adjusted EBITDA1 of $399.4 million, a decrease of 17% from $481.9 million in 2022, commensurate with the decrease in the Brent oil price.
•2023 Net Cash Provided by Operating Activities: The Company generated net cash provided by operating activities of $228.0 million, a decrease of 47% from $427.7 million in 2022, primarily as a result of $112.7 million in cash outflow relating to changes in working capital that can be primarily attributed to taxes.
•2023 Funds Flow from Operations1: Gran Tierra realized funds flow from operations1 of $276.8 million, compared to $366.0 million in 2022.
•2023 Capital Expenditures and Free Cash Flow1: Gran Tierra’s capital expenditures of $218.9 million came in at the low end of 2023 guidance and were more than fully funded by the Company’s 2023 funds flow from operations1 of $276.8 million, which allowed Gran Tierra to generate free cash flow1 of $57.9 million.
•Key Metrics During the Quarter: The Company realized net income of $7.7 million, Adjusted EBITDA1 of $93.0 million, and funds flow from operations1 of $84.7 million, compared with $6.5 million, $119.2 million, and $79.0 million, respectively, in third quarter 2023 (“the Prior Quarter”).
•Reduction of Debt and Cash Balance: In 2023, Gran Tierra reduced debt by $6.9 million. The Company had $62.1 million in cash and cash equivalents as at December 31, 2023.
•Bond Exchange: During the Quarter, the Company issued $487.6 million of new 9.500% senior secured amortizing notes due 2029, in exchange for certain of its existing notes to improve the balance sheet, reduce overall leverage and provide additional financial flexibility.
•Bond Issuance Subsequent to Year-End: Gran Tierra issued an additional $100.0 million aggregate principal amount of its 9.500% senior secured amortizing notes due 2029, a portion of the proceeds of which the Company used to repay $36.4 million of borrowings outstanding under its credit facility, which was subsequently terminated.
•Share Buybacks: Gran Tierra purchased approximately 2.4 million shares during 2023, representing about 6.8% of shares outstanding as of December 31, 2022, reflective of the Company’s 1-for-10 reverse stock split that became effective May 2023.

•2023 Operating Costs:
◦Operating expenses per bbl were $15.75, 8% higher when compared to 2022. This increase in 2023 was primarily due to road and pipeline maintenance, power generation attributed to higher compressed natural gas purchases, higher diesel tariffs and equipment rental associated with testing exploratory wells, and was partially offset by lower workover costs.
◦Total operating expenses were $186.9 million, compared to $162.4 million in 2022, representing a 15% increase. The increase was due to the factors mentioned above.
•2023 Cash General and Administrative Costs: The Company’s gross cash general and administrative (“G&A”) costs increased to $3.38 per bbl from $2.87 per bbl in 2022. Total cash G&A costs were $40.1 million, an increase of 26% from $31.9 million in 2022, which was the result of costs attributed to higher salaries due to increased headcount in Ecuador to support ramp-up of operations during 2023, and the strengthening of the Colombian peso.
•Oil Sales:
◦2023: Gran Tierra’s net oil sales decreased 10% to $637.0 million, compared to $711.4 million in 2022. This decrease was primarily driven by a 17% decrease in Brent price and higher Castilla and Vasconia differentials, partially offset by 7% higher sales volumes and lower transportation discounts in 2023.
◦The Quarter: Gran Tierra generated oil sales of $154.9 million, a decrease of 14% or $25.0 million from the Prior Quarter, primarily driven by a 4% decrease in the Brent oil price and an 8% decrease in production. Oil sales were $54.04 per bbl, a 7% decrease from the Prior Quarter.
•Operating Netback1:
◦2023: Gran Tierra’s operating netback1 of $36.72 per bbl was down 24% from $48.43 in 2022.
◦The Quarter: The Company’s operating netback1 of $36.05 per bbl was lower by 7% from the fourth quarter 2022 and a decrease of 12% from the Prior Quarter.
Operational Update
•Colombia Development:
◦Costayaco Development Campaign (Putumayo Basin):
▪Since December 2023, Gran Tierra has drilled four oil wells in the Costayaco field:
◦The first well, CYC-56, has been on production with jet pump since early January 2024. During the period of January 6 to February 16, 2024, CYC-56 produced on jet pump at a stable average rate of 1,896 bopd (30-degree API gravity) with a water-cut of 2% and a gas-oil ratio of 157 standard cubic feet per stock tank barrel (“scf/stb”).
◦The second well, CYC-57, was spud on January 6, 2024, and reached final total depth on January 13, 2024. It was completed in the Villeta and Caballos formations and started production testing on January 22, 2024. During the period of January 22 – February 16, 2024, CYC-57 produced on jet pump at a stable average rate of 1,057 bopd (29-degree API gravity) with a water-cut of 10% and a gas-oil ratio of 120 scf/bbl.
◦The third well, CYC-58, was spud on January 23, 2024 and reached final total depth on January 29, 2024. It was completed in the Villeta and Caballos formations and started production testing on February 8, 2024. During the period of February 8 – February 16, 2024, CYC-58 produced on jet pump at a stable average rate of 2,142 bopd (29-degree API gravity) with a water-cut of 5% and a gas-oil ratio of 176 scf/bbl.

◦The fourth well, CYC-59 was spud on February 8, 2024.
◦Acordionero Development Campaign (Middle Magdalena Basin):
▪A 10-to-11-well development drilling program was started in December 2023:
•Nine wells have been drilled to date including eight producers and one water injection well. Seven of these wells are on production and one on water injection.
•The ninth well, Acordionero-124, is currently being completed for production. The tenth well Acordionero-127i is being drilled and will be followed by the final well for this program, Acordionero-128.
•All wells are expected to be drilled, completed and on production before the end of the first quarter 2024.
Gran Tierra’s Commitment to Go “Beyond Compliance” in Environmental, Social and Governance
•2023 was the Company’s safest year on record, with a total of 16.3 million person-hours without a Lost Time Injury (LTI), and a Total Recordable Case Frequency (TRCF) of 0.04, which places Gran Tierra within the region’s and the industry’s top quartile in terms of safety performance.
•Gran Tierra is pleased to announce that the Company has been accepted by the Voluntary Principles Initiative (VPI) as an official member of the Voluntary Principles for Security and Human Rights world-wide initiative. This appointment strengthens the Company’s commitment to the responsible implementation of Human Rights policies and practices in all our operations.
•In 2023, Gran Tierra signed a four-year extension with the prominent environmental NGO Conservation International to continue and expand upon the Company’s highly successful NaturAmazonas program, the largest reforestation program of its nature in Colombia. This extension continues to harmonize economic development and conservation in the Piedmont region of the Putumayo department in southern Colombia.
Corporate Presentation:
•Gran Tierra’s Corporate Presentation has been updated and is available at www.grantierra.com.

Financial and Operational Highlights6 (all amounts in $000s, except per share and bbl amounts)

	Year Ended		Three Months Ended
	December 31,	December 31,	December 31,	December 31,	September 30,
	2023	2022	2023	2022	2023
Net (Loss) Income	$(6,287)	$139,029	$7,711	$33,275	$6,527
Net (Loss) Income Per Share - Basic	$(0.19)	$3.81	$0.24	$0.94	$0.20
Net (Loss) Income Per Share - Diluted	$(0.19)	$3.76	$0.23	$0.93	$0.20

Oil Sales	$636,957	$711,388	$154,944	$162,637	$179,921
Operating Expenses	(186,864)	(162,385)	(47,637)	(46,119)	(49,367)
Transportation Expenses	(14,546)	(10,197)	(3,947)	(2,433)	(3,842)
Operating Netback[1]	$435,547	$538,806	$103,360	$114,085	$126,712

G&A Expenses Before Stock-based Compensation	$40,124	$31,908	$11,072	$7,998	$8,307
G&A Expenses Stock-Based Compensation	5,722	9,049	1,974	2,673	1,931
G&A Expenses, Including Stock-Based Compensation	$45,846	$40,957	$13,046	$10,671	$10,238

EBITDA[1]	$377,550	$471,708	$83,634	$101,772	$115,382

Adjusted EBITDA[1]	$399,355	$481,882	$92,964	$106,807	$119,235

Net Cash Provided by Operating Activities	$227,992	$427,711	$69,027	$71,865	$70,381
Funds Flow from Operations[1]	$276,785	$366,024	$84,663	$81,343	$79,000

Capital Expenditures	$218,882	$236,604	$39,175	$72,887	$43,080

Average Daily Volumes (BOPD)
Working Interest Production Before Royalties	32,647	30,746	31,309	32,595	33,940
Royalties	(6,548)	(6,931)	(6,417)	(6,880)	(7,164)
Production NAR	26,099	23,815	24,892	25,715	26,776
(Decrease) Increase in Inventory	(152)	(119)	57	(53)	(380)
Sales	25,947	23,696	24,949	25,662	26,396
Royalties, % of WI Production Before Royalties	20%	23%	20%	21%	21%

Per bbl[5]
Brent	$82.16	$99.04	$82.85	$88.63	$85.92
Quality and Transportation Discount	(14.91)	(16.79)	(15.34)	(19.74)	(11.83)
Royalties	(13.55)	(18.30)	(13.47)	(13.83)	(16.06)
Average Realized Price	$53.70	$63.95	$54.04	$55.06	$58.03
Transportation Expenses	(1.23)	(0.92)	(1.38)	(0.82)	(1.24)

Average Realized Price Net of Transportation Expenses	$52.47	$63.03	$52.66	$54.24	$56.79
Operating Expenses	(15.75)	(14.60)	(16.61)	(15.61)	(15.92)
Operating Netback[1]	$36.72	$48.43	$36.05	$38.63	$40.87
Cash G&A Expenses	(3.38)	(2.87)	(3.86)	(2.71)	(2.68)
Realized Foreign Exchange (Loss) Gain	(1.43)	0.69	(0.34)	0.68	(0.64)
Cash Settlement on Derivative Instruments	—	(2.39)	—	—	—
Interest Expense, Excluding Amortization of Debt Issuance Costs	(4.21)	(3.86)	(5.35)	(3.38)	(3.84)
Interest Income	0.17	0.04	0.10	0.15	0.09
Net Lease Payments	0.16	0.10	0.13	0.09	0.18
Current Income Tax (Expense) Recovery	(4.70)	(7.24)	2.80	(5.92)	(8.50)
Cash Netback[1]	$23.33	$32.90	$29.53	$27.54	$25.48

Share Information (000s)
Common Stock Outstanding, End of Period	32,247	34,615	32,247	34,615	33,288
Weighted Average Number of Common - Basic	33,470	36,446	32,861	35,467	33,287
Weighted Average Number of Common - Diluted	33,470	36,928	32,921	35,840	33,350

	As at December 31
($000s)	2023	2022	% Change
Cash and cash equivalents	$62,146	$126,873	(51)

Credit facility	$36,364	$—	—

Senior Notes	$536,619	$579,909	(7)

Additional information on 2023 expenses:
•Quality and Transportation Discount: decreased in 2023 to $14.91 per bbl compared to $16.79 per bbl in 2022; the decrease was due to lower transportation discounts in 2023 compared to 2022. Castilla and Vasconia differentials increased to $10.22 and $5.39 from $9.81 and $4.99 per bbl in 2022, respectively. During the year ended December 31, 2023, we commenced sales in Ecuador which were subject to a $9.91 per bbl Oriente differential.
•Transportation Expenses: increased by 34% to $1.23 per bbl in 2023 from $0.92 per bbl in 2022.
•Royalties: decreased to $13.55 per bbl in 2023, from $18.30 per bbl in 2022. This decrease was driven by the 17% decrease in the Brent oil price in 2023 relative to 2022.
1 Operating netback, EBITDA, Adjusted EBITDA, return on average capital employed, funds flow from operations, net debt, free cash flow, and cash netback, are non-GAAP measures and do not have a standardized meaning under GAAP. Cash flow refers to the GAAP line item “net cash provided by operating activities”. Refer to “Non-GAAP Measures” in this press release for descriptions of these non-GAAP measures and reconciliations to the most directly comparable measures calculated and presented in accordance with GAAP.
2 All dollar amounts are in United States dollars and production and reserves amounts are on an average WI before royalties basis, unless otherwise indicated. Per boe amounts are based on WI sales before royalties. Production is expressed in bopd, while reserves are expressed in bbl, boe or MMBOE, unless otherwise indicated. For per boe amounts based on net after royalty (“NAR”) production, see Gran Tierra’s Annual Report on Form 10-K filed February 20, 2024
3Gran Tierra’s total current average production for 2024 year-to-date is the period of January 1, 2024 to February 18, 2024. Gran Tierra’s total current average production for February 2024 month-to-date is the period of February 1, 2024 to February 18, 2024.
4NAV per share is calculated as NPV10 (before or after tax, as applicable) of the applicable reserves category minus estimated debt, divided by the number of shares of Gran Tierra’s common stock issued and outstanding.
5 Per bbl amounts are based on WI sales before royalties. For per bbl amounts based on NAR production, see Gran Tierra’s Annual Report on Form 10-K filed on February 20, 2024.
6Share and per share amounts reflect our 1-for-10 reverse stock split that became effective May 5, 2023.
7The after-tax net present value of the Company’s oil and gas properties reflects the tax burden on the properties on a stand-alone basis. It does not consider the corporate tax situation, or tax planning. It does not provide an estimate of the value at the Company level which may be significantly different. The Company’s financial statements should be consulted for information at the Company level.

Conference Call Information:
Gran Tierra will host its fourth quarter and full year 2023 results conference call on Tuesday, February 20, 2024, at 9:00 a.m. Mountain Time, 11:00 a.m. Eastern Time. Interested parties may register for the conference call by going to the following link: https://register.vevent.com/register/BIefd493ef6929445e890de9952a0158de. Please note that there is no longer a general dial-in number to participate and each individual party must register through the provided link. Once parties have registered, they will be provided a unique PIN and call-in details. There is also a feature that allows parties to elect to be called back through the “Call Me” function on the platform. Interested parties can also continue to access the live webcast from their mobile or desktop devices by going to the following link: https://edge.media-server.com/mmc/p/c548g6yq, which is also available on Gran Tierra's website at https://www.grantierra.com/investor-relations/presentations-events/.

About Gran Tierra Energy Inc.
Gran Tierra Energy Inc. together with its subsidiaries is an independent international energy company currently focused on oil and natural gas exploration and production in Colombia and Ecuador. The Company is currently developing its existing portfolio of assets in Colombia and Ecuador and will continue to pursue additional new growth opportunities that would further strengthen the Company’s portfolio. The Company’s common stock trades on the NYSE American, the Toronto Stock Exchange and the London Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Except to the extent expressly stated otherwise, information on the Company's website or accessible from our website or any other website is not incorporated by reference into and should not be considered part of this press release. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.
Gran Tierra's Securities and Exchange Commission (the “SEC”) filings are available on the SEC website at http://www.sec.gov. The Company’s Canadian securities regulatory filings are available on SEDAR+ at http://www.sedarplus.ca and UK regulatory filings are available on the National Storage Mechanism website at https://data.fca.org.uk/#/nsm/nationalstoragemechanism.
Contact Information
For investor and media inquiries please contact:
Gary Guidry, President & Chief Executive Officer
Ryan Ellson, Executive Vice President & Chief Financial Officer
Rodger Trimble, Vice President, Investor Relations
Tel: +1.403.265.3221
For more information on Gran Tierra please go to: www.grantierra.com.
Forward Looking Statements and Legal Advisories:
This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”), which can be identified by such terms as “believe,” “expect,” “anticipate,” “forecast,” “budget,” “will,” “estimate,” “target,” “project,” “plan,” “should,” “guidance”, “outlook”, “strives” or similar expressions are forward-looking statements. Such forward-looking statements include, but are not limited to, the Company’s expectations, capital program, drilling plans, cost saving initiatives, future sources of funding for capital expenditures and other activities, future production estimates, forecast prices, five-year expected free cash flow, expected future net cash provided by operating activities, net debt, capital expenditures and certain associated metrics, the Company’s strategies, the Company’s plans to benefit the environment or communities in which it operates and the Company's operations including planned operations and oil production. Statements relating to “reserves” are also deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, including that the reserves described can be profitably produced in the future.
The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates), rig availability, the risk profile of planned exploration activities, the effects of drilling down-dip, the 5-year weighted-average Brent forecast, the effects of waterflood and multi-stage fracture stimulation operations, the extent and effect of delivery disruptions, and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions in Colombia and Ecuador and areas of potential expansion, and the ability of Gran Tierra to execute its business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: our operations are located in South America and unexpected problems can arise due to guerilla activity, strikes, local blockades or protests; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products; other disruptions to local operations; global health events; global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil and gas, including inflation and changes resulting from a global health crisis, geopolitical events, including the ongoing conflicts in Ukraine and the Gaza region, or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by OPEC, such as its recent decision to cut production and other producing countries and resulting company or third-party actions in response to such changes; changes in commodity prices, including volatility or a prolonged decline in these prices relative to historical or future expected levels; the risk that current global economic and credit conditions may impact oil prices and oil consumption more than we currently predict, which could cause further modification of our strategy and capital spending program; prices and markets for oil and natural gas are unpredictable and volatile; the effect of hedges; the accuracy of productive capacity of any particular field; geographic, political and weather conditions can impact the production, transport or sale of our products; our ability to execute its business plan and realize expected benefits from current initiatives; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the ability to replace reserves and production and develop and manage reserves on an economically viable basis; the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates); the risk profile of planned exploration activities; the effects of drilling down-dip; the effects of waterflood and multi-stage fracture stimulation operations; the extent and effect of delivery disruptions, equipment performance and costs; actions by third parties; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; volatility or declines in the trading price of our common stock or bonds; the risk that we do not receive the anticipated benefits of government programs, including government tax refunds; our ability to comply with financial covenants in its credit agreement and indentures and make borrowings under any credit agreement; and the risk factors detailed from time to time in Gran Tierra’s periodic reports filed with the Securities and Exchange Commission, including, without limitation, under the caption “Risk Factors” in Gran Tierra’s Annual Report on Form 10-K for the year ended December 31, 2023 filed February 20, 2024 and its other filings with the SEC. These filings are available on the SEC website at http://www.sec.gov and on SEDAR+ at www.sedarplus.ca. Although the current guidance, capital spending program and long term strategy of Gran Tierra are based upon the current expectations of the management of Gran Tierra, should any one of a number of issues arise, Gran Tierra may find it necessary to alter its business strategy and/or capital spending program and there can be no assurance as at the date of this press release as to how those funds may be reallocated or strategy changed and how that would impact Gran Tierra’s results of operations and financial position. Forecasts and expectations that cover multi-year time horizons or are associated with 2P reserves inherently involve increased risks and actual results may differ materially.
All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable law. In addition, historical, current and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.
The estimates of future production, future net revenue and certain expenses or costs set forth in this press release may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future-oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are provided to give the reader a better understanding of the potential future performance of the Company in certain areas and are based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available, and to become available in the future. In particular, this press release contains projected operational and financial information for 2024 and the next five years. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. These projections may also be considered to contain future-oriented financial information or a financial outlook. The actual results of Gran Tierra’s operations for any period will likely vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective operational and financial information has been prepared on a reasonable basis, reflecting management’s best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

Non-GAAP Measures

This press release includes non-GAAP financial measures as further described herein. These non-GAAP measures do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to net income or loss, cash flow from operating activities or other measures of financial performance as determined in accordance with GAAP. Gran Tierra’s method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies. Each non-GAAP financial measure is presented along with the corresponding GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure.
Net Debt as presented as at December 31, 2023 is comprised of $537 million (gross) of senior notes outstanding plus outstanding amounts under the Company’s credit facility of $36 million (gross) less cash and cash equivalents of $62 million, prepared in accordance with GAAP. Management believes that net debt is a useful supplemental measure for management and investors to in order to evaluate the financial sustainability of the Company’s business and leverage. The most directly comparable GAAP measure is total debt.
Return on average capital employed is a measure of the profitability of Gran Tierra’s capital employed in its business operations. Return on average capital employed is calculated as a ratio, the numerator of which is net income before interest expense and income tax of $162 million, and the denominator of which is total assets less current liabilities of $1,066 million. The net income is adjusted for tax and interest expense, for the purposes of measuring efficiency of debt capital used in operations. Management believes return on capital employed is a good indicator of the long‐term performance of the Company as it relates to capital efficiency.
Operating netback as presented is defined as oil sales less operating and transportation expenses. Operating netback per bbl as presented is defined as average realized price per bbl less operating and transportation expenses per bbl. Cash netback, as presented is defined as net income or loss adjusted for depletion, depreciation and accretion (“DD&A”) expenses, deferred tax expense or recovery, stock-based compensation expense or recovery, amortization of debt issuance costs, non-cash lease expense, lease payments, unrealized foreign exchange gains or losses, other non-cash gains or losses and other financial instruments gains or losses. Cash netback per bbl, as presented is defined as cash netback over WI sales volumes. Management believes that operating netback and cash netback are useful supplemental measures for investors to analyze financial performance and provide an indication of the results generated by Gran Tierra’s principal business activities prior to the consideration of other income and expenses. See the table entitled Financial and Operational Highlights, above for the components of operating netback and operating netback per bbl. A reconciliation from net income or loss to cash netback is as follows:

	Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
Cash Netback - Non-GAAP Measure ($000s)	2023	2022	2023	2022	2023
Net (loss) income	$(6,287)	$139,029	$7,711	$33,275	$6,527
Adjustments to reconcile net (loss) income to cash netback
DD&A expenses	215,584	180,280	52,635	51,781	55,019
Deferred tax expense (recovery)	56,759	25,340	13,517	(11,528)	13,990
Stock-based compensation expense	5,722	9,049	1,974	2,673	1,931
Amortization of debt issuance costs	5,831	3,528	2,437	759	1,594
Non-cash lease expense	4,967	2,818	1,479	809	1,235
Lease payments	(3,018)	(1,666)	(1,100)	(532)	(676)
(Gain) loss on foreign exchange	(5,085)	10,251	2,729	4,113	(266)
Other non-cash gain	2,297	(2,598)	3,266	—	(354)
Other financial instruments loss (gain)	15	(7)	15	(7)	—
Cash netback (non-GAAP)	$276,785	$366,024	$84,663	$81,343	$79,000

EBITDA, as presented, is defined as net income or loss adjusted for DD&A expenses, interest expense, and income tax expense. Adjusted EBITDA, as presented, is defined as EBITDA adjusted for non-cash lease expense, lease payments, foreign exchange gains or losses, other financial instruments gains or losses, other non-cash gain or loss and stock-based compensation expense. Management uses this supplemental measure to analyze performance and income generated by our principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is a useful supplemental information for investors to analyze our performance and our financial results. A reconciliation from net income or loss or loss to EBITDA and adjusted EBITDA is as follows:

	Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
EBITDA - Non-GAAP Measure ($000s)	2023	2022	2023	2022	2023
Net (loss) income	$(6,287)	$139,029	$7,711	$33,275	$6,527
Adjustments to reconcile net (loss) income to EBITDA and Adjusted EBITDA
DD&A expenses	215,584	180,280	52,635	51,781	55,019
Interest expense	55,806	46,493	17,789	10,750	13,503
Income tax expense	112,447	105,906	5,499	5,966	40,333
EBITDA (non-GAAP)	$377,550	$471,708	$83,634	$101,772	$115,382
Non-cash lease expense	4,967	2,818	1,479	809	1,235
Lease payments	(3,018)	(1,666)	(1,100)	(532)	(676)
Foreign exchange loss	11,822	2,578	3,696	2,092	1,717
Other financial instruments loss (gain)	15	(7)	15	(7)	—
Other non-cash gain	2,297	(2,598)	3,266	—	(354)
Stock-based compensation expense	5,722	9,049	1,974	2,673	1,931
Adjusted EBITDA (non-GAAP)	$399,355	$481,882	$92,964	$106,807	$119,235

Funds flow from operations, as presented, is defined as net income or loss adjusted for DD&A expenses, deferred tax expense or recovery, stock-based compensation expense or recovery, amortization of debt issuance costs, non-cash lease expense, lease payments, unrealized foreign exchange gains or losses, other non-cash gains or losses, and other financial instruments gains or losses Management uses this financial measure to analyze performance and income or loss generated by our principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. Free cash flow, as presented, is defined as funds flow from operations adjusted for capital expenditures. Management uses this financial measure to analyze cash flow generated by our principal business activities after capital requirements and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. A reconciliation from net income or loss or loss to funds flow from operations and free cash flow is as follows:

	Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
Funds Flow From Operations - Non-GAAP Measure ($000s)	2023	2022	2023	2022	2023
Net (loss) income	$(6,287)	$139,029	$7,711	$33,275	$6,527
Adjustments to reconcile net (loss) income to funds flow from operations
DD&A expenses	215,584	180,280	52,635	51,781	55,019
Deferred tax expense (recovery)	56,759	25,340	13,517	(11,528)	13,990
Stock-based compensation expense	5,722	9,049	1,974	2,673	1,931
Amortization of debt issuance costs	5,831	3,528	2,437	759	1,594
Non-cash lease expense	4,967	2,818	1,479	809	1,235
Lease payments	(3,018)	(1,666)	(1,100)	(532)	(676)
Unrealized foreign exchange (gain) loss	(5,085)	10,251	2,729	4,113	(266)
Other non-cash (gain)	2,297	(2,598)	3,266	—	(354)
Other financial instruments loss (gain)	15	(7)	15	(7)	—
Funds flow from operations (non-GAAP)	$276,785	$366,024	$84,663	$81,343	$79,000
Capital expenditures	$218,882	$236,604	$39,175	$72,887	$43,080
Free cash flow (non-GAAP)	$57,903	$129,420	$45,488	$8,456	$35,920
DISCLOSURE OF OIL AND GAS INFORMATION
Gran Tierra’s Statement of Reserves Data and Other Oil and Gas Information on Form 51-101F1 dated effective as at December 31, 2023, which includes disclosure of its oil and gas reserves and other oil and gas information in accordance with NI 51-101 and COGEH forming the basis of this press release, is available on SEDAR+ at www.sedarplus.ca. All reserves values, future net revenue and ancillary information contained in this press release as of December 31, 2023 are derived from the GTE McDaniel Reserves Report.
Estimates of net present value and future net revenue contained herein do not necessarily represent fair market value of reserves. Estimates of reserves, and future net revenue for individual properties may not reflect the same level of confidence as estimates of reserves and future net revenue for all properties, due to the effect of aggregation. There is no assurance that the forecast price and cost assumptions applied by McDaniel in evaluating Gran Tierra’s reserves and future net revenue will be attained and variances could be material. See Gran Tierra’s press release dated January 23, 2024 for a summary of the price forecasts employed by McDaniel in the GTE McDaniel Reserves Report and other information regarding the disclosed future net revenue.
All evaluations of future net revenue contained in the GTE McDaniel Reserves Report are after the deduction of royalties, operating costs, development costs, production costs and abandonment and reclamation costs but before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. It should not be assumed that the estimates of future net revenue presented in this press release represent the fair market value of the reserves. There are numerous uncertainties inherent in estimating quantities of crude oil and natural gas reserves and the future cash flows attributed to such reserves. The reserve and associated cash flow information set forth in the GTE McDaniel Reserves Report are estimates only and there is no guarantee that the estimated reserves will be recovered. Actual reserves may be greater than or less than the estimates provided therein. All reserves assigned in the GTE McDaniel Reserves Report are located in Colombia and Ecuador and presented on a consolidated basis by foreign geographic area.
BOEs have been converted on the basis of six thousand cubic feet (“Mcf”) natural gas to 1 bbl of oil. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.
References to a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Gran Tierra’s reported production is a mix of light crude oil and medium and heavy crude oil for which there is not a precise breakdown since the Company’s oil sales volumes typically represent blends of more than one type of crude oil. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil and gas accumulations are not necessarily indicative of future production or ultimate recovery. If it is indicated that a pressure transient analysis or well-test interpretation has not been carried out, any data disclosed in that respect should be considered preliminary until such analysis has been completed. References to thickness of “oil pay” or of a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume.
Future Net Revenue
Future net revenue reflects McDaniel’s forecast of revenue estimated using forecast prices and costs, arising from the anticipated development and production of resources, after the deduction of royalties, operating costs, development costs and abandonment and reclamation costs and taxes but before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. The estimate of future net revenue below does not necessarily represent fair market value.

Consolidated Properties at December 31, 2023
Proved (1P) Total Future Net Revenue ($ million)
Forecast Prices and Costs
Years	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future Taxes*
2024-2028 (5 Years)	4,334	(858)	(939)	(561)	(7)	1,969	(629)	1,340
Remainder	2,013	(334)	(845)	—	(97)	737	(287)	450
Total (Undiscounted)	6,347	(1,192)	(1,784)	(561)	(104)	2,706	(916)	1,790
Total (Discounted @ 10%)	4,453	(854)	(1,138)	(475)	(39)	1,947	(658)	1,289

Consolidated Properties at December 31, 2023
Proved Plus Probable (2P) Total Future Net Revenue ($ million)
Forecast Prices and Costs
Years	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future Taxes*
2024-2028 (5 Years)	5,654	(1,159)	(1,080)	(865)	(3)	2,547	(946)	1,601
Remainder	4,935	(870)	(1,664)	(57)	(122)	2,222	(890)	1,332
Total (Undiscounted)	10,589	(2,029)	(2,744)	(922)	(125)	4,769	(1,836)	2,933
Total (Discounted @ 10%)	6,695	(1,316)	(1,541)	(736)	(40)	3,062	(1,175)	1,887

Consolidated Properties at December 31, 2023
Proved Plus Probable Plus Possible (3P) Total Future Net Revenue ($ million)
Forecast Prices and Costs
Years	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future Taxes*
2024-2028 (5 Years)	6,580	(1,369)	(1,150)	(979)	(3)	3,079	(1,213)	1,866
Remainder	8,621	(1,654)	(2,443)	(186)	(137)	4,201	(1,723)	2,478
Total (Undiscounted)	15,201	(3,023)	(3,593)	(1,165)	(140)	7,280	(2,936)	4,344
Total (Discounted @ 10%)	8,799	(1,774)	(1,834)	(884)	(38)	4,269	(1,718)	2,551
Definitions
Proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves.
Probable reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.
Possible reserves are those additional reserves that are less certain to be recovered than Probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of Proved plus Probable plus Possible reserves.
Proved developed producing reserves are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.
Undeveloped reserves are those reserves expected to be recovered from known accumulations where a significant expenditure (e.g., when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the reserves category (proved, probable, possible) to which they are assigned.
Certain terms used in this press release but not defined are defined in NI 51-101, CSA Staff Notice 51-324 - Revised Glossary to NI 51-101 Standards of Disclosure for Oil and Gas Activities (“CSA Staff Notice 51-324”) and/or the COGEH and, unless the context otherwise requires, shall have the same meanings herein as in NI 51-101, CSA Staff Notice 51-324 and the COGEH, as the case may be.
Oil and Gas Metrics
This press release contains a number of oil and gas metrics, including NAV per share, operating netback, cash netback, and reserves replacement which do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies and should not be used to make comparisons. Such metrics have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.
•NAV per share is calculated as the applicable NPV10 (before or after-tax, as applicable) of the applicable reserves category minus estimated net debt, divided by the number of shares of Gran Tierra’s common stock issued and outstanding. Management uses NAV per share as a measure of the relative change of Gran Tierra’s net asset value over its outstanding common stock over a period of time.
•Operating netback and cash netback are calculated as described in this press release. Management believes that operating netback and cash netback are useful supplemental measures for the reasons described in this press release.
•Reserves replacement is calculated as reserves in the referenced category divided by estimated referenced production. Management uses this measure to determine the relative change of its reserves base over a period of time.
Disclosure of Reserve Information and Cautionary Note to U.S. Investors
Unless expressly stated otherwise, all estimates of proved developed producing, proved, probable and possible reserves and related future net revenue disclosed in this press release have been prepared in accordance with NI 51-101. Estimates of reserves and future net revenue made in accordance with NI 51-101 will differ from corresponding GAAP standardized measure prepared in accordance with applicable SEC rules and disclosure requirements of the U.S. Financial Accounting Standards Board (“FASB”), and those differences may be material. NI 51-101, for example, requires disclosure of reserves and related future net revenue estimates based on forecast prices and costs, whereas SEC and FASB standards require that reserves and related future net revenue be estimated using average prices for the previous 12 months and that the standardized measure reflect discounted future net income taxes related to the Company’s operations. In addition, NI 51-101 permits the presentation of reserves estimates on a “company gross” basis, representing Gran Tierra’s working interest share before deduction of royalties, whereas SEC and FASB standards require the presentation of net reserve estimates after the deduction of royalties and similar payments. There are also differences in the technical reserves estimation standards applicable under NI 51-101 and, pursuant thereto, the COGEH, and those applicable under SEC and FASB requirements.
In addition to being a reporting issuer in certain Canadian jurisdictions, Gran Tierra is a registrant with the SEC and subject to domestic issuer reporting requirements under U.S. federal securities law, including with respect to the disclosure of reserves and other oil and gas information in accordance with U.S. federal securities law and applicable SEC rules and regulations (collectively, “SEC requirements”). Disclosure of such information in accordance with SEC requirements is included in the Company’s Annual Report on Form 10-K and in other reports and materials filed with or furnished to the SEC and, as applicable, Canadian securities regulatory authorities. The SEC permits oil and gas companies that are subject to domestic issuer reporting requirements under U.S. federal securities law, in their filings with the SEC, to disclose only estimated proved, probable and possible reserves that meet the SEC’s definitions of such terms. Gran Tierra has disclosed estimated proved, probable and possible reserves in its filings with the SEC. In addition, Gran Tierra prepares its financial statements in accordance with United States generally accepted accounting principles, which require that the notes to its annual financial statements include supplementary disclosure in respect of the Company’s oil and gas activities, including estimates of its proved oil and gas reserves and a standardized measure of discounted future net cash flows relating to proved oil and gas reserve quantities. This supplementary financial statement disclosure is presented in accordance with FASB requirements, which align with corresponding SEC requirements concerning reserves estimation and reporting.
The Company believes that the presentation of NPV10 is useful to investors because it presents (i) relative monetary significance of its oil and natural gas properties regardless of tax structure and (ii) relative size and value of its reserves to other companies. The Company also uses this measure when assessing the potential return on investment related to its oil and natural gas properties. NPV10 and the standardized measure of discounted future net cash flows do not purport to present the fair value of the Company’s oil and gas reserves. The Company has not provided a reconciliation of NPV10 to the standardized measure of discounted future net cash flows because it is impracticable to do so.